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                                  Exhibit 23.1



                              ACCOUNTANTS' CONSENT



The Board of Directors
SITEL Corporation:


We consent to the use of our reports incorporated by reference in the Registration Statement (No. 333-13403) filed on Form S-3, Registration Statement (No. 033-99434) filed on Form S-8, Registration Statement (No. 333-19069) filed on Form S-8 and Registration Statement (No. 333-30635) filed on Form S-8 of SITEL Corporation of our reports dated April 4, 1997 relating to the consolidated balance sheets of SITEL Corporation and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and the related schedule, which reports appear in the December 31, 1996 annual report on Form 10-K/A of SITEL Corporation.




                                   KPMG Peat Marwick LLP



Omaha, Nebraska
November 14, 1997